Exhibit 99.1

Deltic Timber Corporation		NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	April 22, 2013		CONTACT: Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary First Quarter 2013 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that preliminary net income for the first quarter of 2013 was $6.8 million, $.53 a share, which compares to net income of $.1 million, $.01 per share, for the first quarter of 2012. The increase was mainly due to the performance of the Company’s Manufacturing segment (formerly referred to as the Mills segment), which improved $9.7 million over the prior year’s first quarter operating income. The average sales price received for lumber sold was 48 percent higher than a year ago, and the sales volume of lumber increased 9 percent when compared to the same period of 2012. In addition, equity in the earnings of Del-Tin Fiber LLC (“Del-Tin Fiber”) was $1 million higher than in 2012’s first quarter. Net cash provided by operating activities was $9 million in the first quarter of 2013, which compares to $2.1 million a year ago.

Commenting on the results, Mr. Dillon stated, “Deltic’s portfolio of diverse assets continued to perform well in the first quarter of 2013, as indicated by the financial results reported. The improved housing market resulted in increased sales prices for both lumber and medium density fiberboard. As a result, both the financial performance of the Company’s Manufacturing segment and our equity in Del-Tin Fiber’s earnings improved significantly.

“On April 1, Deltic successfully completed the acquisition of the other half of the ownership of Del-Tin Fiber from its joint venture partner as previously announced on February 13, 2013. As a result, we will now operate and report it as a consolidated subsidiary, as part of the Manufacturing segment, in succeeding quarters.”

The Woodlands segment had operating income of $4.6 million in the first quarter of 2013, compared to $4.8 million for the same period of 2012. The Company harvested 181,069 tons of pine sawtimber during the current period of 2013, a five percent increase from the 173,007 tons harvested in the first quarter of 2012. The average per-ton sales price for pine sawtimber was $23 in the first quarter of 2013, a five percent increase from 2012’s first quarter sales price of $22 per ton. Pine pulpwood harvested in the first quarter of 2013 totaled 97,010 tons, which compares to 134,934 tons harvested for the same period of 2012. The average per-ton sales price for pine pulpwood was $9 for the first quarter of both 2013 and 2012. Oil and gas lease rentals and net royalty income totaled $1.2 million for the current period of 2013 compared to $1.4 million during 2012’s same quarter. The decrease was due to a combination of lower lease rental revenues attributed to leased properties as the original lease periods end and are now being held by producing wells, and reduced net royalty income, primarily due to a lower gas production volume. During the current quarter, the Company sold 288 acres of non-strategic recreational-use hardwood bottomland at an average sales price of $1,800 per acre versus first quarter sales in 2012 of 270 acres at an average price of $1,400 per acre.

Deltic’s Manufacturing segment reported operating income of $11.3 million, an increase of $9.7 million when compared to 2012’s first quarter operating income of $1.6 million as the lumber market continued to show steady improvement. The average lumber sales price was $402 per thousand board feet in the first quarter of 2013, and this was a $131 per thousand board feet, or 48 percent, increase over the $271 per thousand board feet reported in the first quarter of 2012. In the first quarter of 2013, the Company sold 71.1 million board feet, an increase of 6.1 million board feet when compared to 2012’s first quarter sales of 65 million board feet, as the Company increased lumber production to match market demand.

The Company’s Real Estate segment reported an operating loss of $.7 million for the first quarter of 2013, which compares to an operating loss of $.8 million for the same period of 2012. Residential lot sales totaled 12 in 2013’s first quarter versus 7 lot sales in the first quarter of 2012. The current quarter’s average per-lot sales price was $74,400, a $7,300 per lot increase when compared to the first quarter of 2012’s average per-lot sales price of $67,100, due to the mix of lots sold. There were no commercial real estate acreage sales in the first quarter of either year.

Corporate operating expense was $4.6 million in the first quarter of 2013, which compares to $4.3 million for the corresponding period of 2012. Deltic’s equity in the earnings of Del-Tin Fiber was $1.1 million in the current year quarter versus $.1 million for the same period of 2012. The increase was primarily due to higher medium density fiberboard (“MDF”) sales prices as the MDF market has improved from the first quarter of 2012. Deltic recorded income tax expense of $3.8 million in 2013’s first quarter, which compares to $.1 million in the prior year’s first quarter, mainly as a result of higher pretax income in the first quarter of 2013.

Capital expenditures were $13.4 million for 2013’s first quarter and $3.7 million in 2012’s first quarter. The increase was due mainly to timberland acquisitions in the first quarter of 2013.

Regarding the outlook for the second quarter and year of 2013, Mr. Dillon stated, “At this time we anticipate the pine sawtimber harvest to be 160,000 to 170,000 tons and 585,000 to 605,000 tons, respectively. Finished lumber sales volumes are anticipated to be at 65 to 75 million board feet for the second quarter and 275 to 290 million board feet for the year. MDF sales volumes for the second quarter and year of 2013 are estimated to be 30 to 32 million square feet and 120 to 130 million square feet, respectively. Actual sales volumes for both lumber and MDF are dependent upon market conditions. Residential lot sales are estimated at 10 to 15 lots and 50 to 60 lots for the second quarter and year of 2013, respectively. Even though commercial acreage in Chenal Valley has received interest from potential buyers, it is difficult to anticipate future closings due to the volatile nature of commercial real estate transactions and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, construction activity, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 23, 2013, at 10:00 a.m. Central Time to discuss the first quarter of 2013 earnings. Interested parties may participate in the call by dialing 1-800-798-2864 and referencing participant passcode identification number 69943133. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Wednesday, May 1, 2013, by dialing 1-888-286-8010 and referencing replay passcode identification number 25245356.

Summary financial data and operating statistics for the first quarter of 2013 with comparisons to 2012 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$9.3	4.6	10.0	4.8
Manufacturing	34.1	11.3	22.6	1.6
Real Estate	2.3	(0.7)	1.9	(0.8)
Corporate	—	(4.6)	—	(4.3)
Eliminations	(4.2)	(0.1)	(3.9)	(0.2)

Total net sales/operating income	$41.5	10.5	30.6	1.1

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$41,563	30,639

Costs and expenses
Cost of sales	23,528	22,001
Depreciation, amortization, and cost of fee timber harvested	2,651	2,908
General and administrative expenses	4,920	4,596

Total costs and expenses	31,099	29,505

Gain on involuntary conversion of assets	84	—

Operating income	10,548	1,134
Equity in earnings of Del-Tin Fiber	1,084	71
Interest income	3	2
Interest and other debt expense, net of capitalized interest	(1,030)	(1,035)
Other income/(expense)	(20)	(25)

Income before income taxes	10,585	147
Income taxes	(3,811)	(50)

Net income	$6,774	97

Earnings per common share
Basic	$0.53	0.01
Assuming dilution	$0.53	0.01
Dividends per common share paid	$0.100	0.075
Average common shares outstanding (thousands)
Basic	12,563	12,501
Assuming dilution	12,604	12,567

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31,	Dec. 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$13,412	5,613
Trade accounts receivable—net	7,464	5,277
Other receivables	12	13
Inventories	5,616	4,894
Prepaid expenses and other current assets	3,434	2,795

Total current assets	29,938	18,592
Investment in real estate held for development and sale	56,660	57,088
Investment in Del-Tin Fiber	7,651	6,293
Other investments and noncurrent receivables	319	354
Timber and timberlands—net	249,994	240,215
Property, plant, and equipment—net	28,265	26,668
Deferred charges and other assets	3,284	3,999

Total assets	$376,111	353,209

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$4,006	1,981
Accrued taxes other than income taxes	2,438	1,951
Income taxes payable	2,967	—
Deferred revenues and other accrued liabilities	8,237	9,094

Total current liabilities	17,648	13,026
Long-term debt	75,000	63,000
Deferred tax liabilities—net	397	471
Other noncurrent liabilities	43,643	44,482
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	82,663	82,597
Retained earnings	174,112	168,608
Treasury stock	(3,490)	(5,000)
Accumulated other comprehensive loss	(13,990)	(14,103)

Total stockholders’ equity	239,423	232,230

Total liabilities and stockholders’ equity	$376,111	353,209

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2013	2012
Operating activities
Net income	$6,774	97
Adjustments to reconcile net income to net cash provided/(required) by operating activities:
Depreciation, amortization, and cost of fee timber harvested	2,651	2,908
Deferred income taxes	548	17
Real estate development capital expenditures	(191)	(105)
Real estate costs recovered upon sale	539	232
Timberland costs recovered upon sale	139	127
Equity in earnings of Del-Tin Fiber	(1,084)	(71)
Stock-based compensation expense	664	558
Net increase in liabilities for pension and other postretirement benefits	500	450
Net decrease in deferred compensation for stock-based liabilities	(590)	(890)
Increase in operating working capital other than cash and cash equivalents	(443)	(1,375)
Other changes in assets and liabilities	(496)	169

Net cash provided by operating activities	9,011	2,117

Investing activities
Capital expenditures, excluding real estate development	(11,833)	(3,478)
Net change in purchased stumpage inventory	(944)	(346)
Advances to Del-Tin Fiber	(1,025)	(800)
Repayments from Del-Tin Fiber	750	700
Net change in funds held by trustee	7	568
Other—net	193	220

Net cash required by investing activities	(12,852)	(3,136)

Financing activities
Proceeds from borrowings	12,000	2,000
Repayments of notes payable and long-term debt	—	(1,000)
Treasury stock purchases	(10)	(19)
Common stock dividends paid	(1,270)	(949)
Proceeds from stock option exercises	750	409
Excess tax benefits from stock-based compensation	170	534
Other—net	—	(173)

Net cash provided by financing activities	11,640	802

Net increase/(decrease) in cash and cash equivalents	7,799	(217)
Cash and cash equivalents at January 1	5,613	3,291

Cash and cash equivalents at March 31	$13,412	3,074

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2013	2012
Capital expenditures
Woodlands	$10,279	2,679
Manufacturing	2,788	850
Real Estate (includes development expenditures)	342	182
Corporate	4	4

Total capital expenditures	$13,413	3,715

Woodlands
Pine sawtimber harvested from fee lands—tons	181,069	173,007
Pine sawtimber price—per ton	$23	22
Timberland sales—acres	288	270
Timberland sales price—per acre	$1,800	1,400
Manufacturing
Finished lumber sales—thousands of board feet	71,116	65,002
Finished lumber price—per thousand board feet	$402	271
Real Estate
Residential
Lots sold	12	7
Average sales price—per lot	$74,400	67,100